Exhibit 99.1

For Immediate Release

INSITUFORM ANNOUNCES CLOSING OF PUBLIC OFFERING INCLUDING OVERALLOTMENT SHARES

CHESTERFIELD, MO, February 17, 2009 – Insituform Technologies, Inc. (NASDAQ Global Select Market: INSU) (“Insituform” or the “Company”) today announced the closing of its public offering of 10,350,000 shares of its Class A common stock, which includes 1,350,000 shares sold as a result of the underwriters' exercise of their overallotment option in full at closing.  The exercise of the overallotment option resulted in additional net proceeds of $16,672,500 for a total of $127,822,500 in net proceeds from the offering.

Merrill Lynch & Co. acted as sole bookrunner for the offering and Janney Montgomery Scott LLC and Stifel Nicolaus acted as co-managers.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The public offering was made by means of a prospectus and related prospectus supplement. A copy of the final prospectus and related prospectus supplement may be obtained from: Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, NY 10080.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging or disruption. More information about Insituform is available on its website at www.insituform.com.

Insituform®, the Insituform® logo and Clean water for the world® are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:

Insituform Technologies, Inc.
David F. Morris, Senior Vice President and Chief Administrative Officer
636-530-8000